Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

SilverBow Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-238778, 333-259122, 333-260142, 333-261346, 333-264936 and 333-266032) and Form S-8 (Nos. 333-210936, 333-218246, 333-233163, 333-266584 and 333-215235) of SilverBow Resources, Inc. of our reports dated March 2, 2023, relating to the consolidated financial statements, and the effectiveness of SilverBow Resources, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

March 2, 2023